Exhibit 99.1

             VISX CustomVue Hyperopia Procedure Approved by the FDA;
                   First U.S. Custom Wavefront LASIK Approval
                       for Farsightedness and Astigmatism

    SANTA CLARA, Calif.--(BUSINESS WIRE)--Dec. 15, 2004--VISX, Incorporated (NYSE:EYE) today announced that it has received approval from the U.S. Food and Drug Administration (FDA) to treat hyperopia, also known as farsightedness, and astigmatism with the VISX CustomVue laser vision correction procedure.
    The CustomVue procedure is the first U.S. approved wavefront-guided laser treatment for hyperopia. It employs the VISX WaveScan System, a diagnostic system that captures a comprehensive "fingerprint" of each eye and generates an individualized treatment for each CustomVue procedure. As shown in a clinical study, CustomVue has the potential to deliver better vision than contacts or glasses.
    Colman Kraff, M.D., principal investigator at the Kraff Eye Institute, participated in the VISX multi-center clinical study. Dr. Kraff stated, "VISX's new CustomVue Hyperopia procedure is a significant step forward in the treatment of farsightedness. The overall quality of vision with this new procedure is so superior that I plan to treat all of my qualified patients with CustomVue Hyperopia."
    The VISX clinical study results exceeded all of the FDA required measurements for safety and effectiveness. A six-month evaluation of clinical study participants showed that more than four times as many people were very satisfied with their night vision after the VISX CustomVue Hyperopia procedure, compared to their night vision before with glasses or contacts.
    Liz Davila, VISX Chairman and CEO stated, "With this approval, VISX now offers our U.S. doctors the broadest range of wavefront guided treatments. We believe this further advancement of laser vision correction technology will enhance our market leadership position, drive CustomVue conversions, and increase future revenue and profit opportunities."

    About the market for Laser Vision Correction:

    Laser vision correction is the most popular form of elective surgery in the U.S. today, where over 3 million people have undergone the procedure. According to industry research, there are 50 to 60 million people in the U.S. that are good candidates for laser vision correction.

    About VISX:

    VISX is a worldwide market leader in the design, manufacture, and sale of laser vision correction systems. Ophthalmologists have performed over 6 million procedures worldwide using VISX Systems, reducing or eliminating completely the need for contacts or glasses. Additional information on VISX and VISX trained and certified ophthalmologists can be found on the worldwide web at www.VISX.com.
    On November 9, 2004, VISX and Advanced Medical Optics, Inc. (NYSE:AVO) announced that they had entered into an agreement and plan of merger.

    Additional Information and Where You Can Find It

    On December 6, 2004, AMO filed a Registration Statement on Form S-4 with the SEC that includes a joint proxy statement/prospectus of VISX and AMO and other relevant materials in connection with the proposed transaction. The joint proxy statement/prospectus will be mailed to the stockholders of VISX and AMO. Investors and security holders of VISX and AMO are urged to read the joint proxy statement/prospectus and the other relevant materials when they become available because they will contain important information about VISX, AMO and the proposed transaction. The joint proxy statement/prospectus and other relevant materials, and any other documents filed by VISX or AMO with the SEC, may be obtained free of charge at the SEC's web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by VISX by contacting VISX Investor Relations at ir@visx.com or via telephone at (408) 773-7435. Investors and security holders may obtain free copies of the documents filed with the SEC by AMO at www.amo-inc.com or via telephone at (714) 247-8348. Investors and security holders are urged to read the joint proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction.
    VISX and AMO and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of VISX and AMO in favor of the proposed transaction. Information about the directors and executive officers of VISX and AMO and their respective interests in the proposed transaction will be available in the joint proxy statement/prospectus.

    This press release contains certain forward-looking statements based on current expectations, forecasts, and assumptions of VISX that involve risks and uncertainties. Forward-looking statements in this release, including statements about the quality of the CustomVue Hyperopia procedure, including that CustomVue has the potential to deliver better vision than contacts or glasses, and that CustomVue Hyperopia will enhance our market leadership position, drive CustomVue conversions, and increase future revenue and profit are based on information available to the Company as of the date hereof. The Company's actual results could differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with the Company's business, which include the fact that market acceptance of our products, and particularly of CustomVue, is uncertain and depends on broad acceptance by physicians and patients, that intense competition in the laser vision correction industry could result in the loss of customers, an inability to attract new customers, or a decrease in prices for our products, that we face risks due to our reliance on sales in international markets, that we are subject to extensive governmental regulation, which increases our costs and could prevent us from selling our products, that the possibility of long-term side effects and adverse publicity regarding laser correction surgery could seriously harm our business, that we have and may become subject to product liability claims, that adverse economic conditions may cause our revenues to decline, and that expenses are relatively fixed in the short term and declines in revenue would have an immediate impact on earnings per share. Further information on risk factors is contained in the Company's most recent filings with the Securities and Exchange Commission, including VISX's Annual Report on Form 10K for the year ended December 31, 2003 and VISX Form 10-Q for the quarter ended September 30, 2004. The Company assumes no obligation to update the information included in this press release, whether as a result of new information, future events, or otherwise.

    Editors' Note: VISX, VISX CustomVue, CustomVue, VISX WaveScan, and WaveScan are trademarks of VISX, Incorporated.

    CONTACT: VISX, Incorporated
             Jackie Cossmon, 408-773-7600 (Investors) ir@visx.com
                 or
             Dorland Public Relations
             Robert Doody, 215-928-2183 (Media)
             rdoody@dorland.com